UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

CAPITAL TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2009, Capital Trust, Inc. (the “Company”) and UBS Real Estate Securities Inc. (“UBS”) entered into a Satisfaction, Termination and Release Agreement (the “Termination Agreement”) pursuant to which the parties terminated their right, title and interest in, to and under a Master Repurchase Agreement, dated as of October 30, 2007, as supplemented by a Confirmation to Master Repurchase Agreement, dated as of October 30, 2007 (collectively, the “Repurchase Agreement”), pursuant to which it financed the purchase of a single mezzanine loan (the “Loan”). As of the termination, the Company had a $9.7 million outstanding obligation due under the Repurchase Agreement and the Company recorded book value of the Loan as of December 31, 2008 of $15.2 million.

Under the Termination Agreement, the Company consented to transfer to UBS, and UBS unconditionally accepted and retained, all of the Company’s right, title and interest in the Loan (the “Transfer”), and the Transfer unconditionally and fully satisfied all of the obligations of the Company under the Repurchase Agreement, including without limitation the obligations to pay all amounts due thereunder. Pursuant to the Termination Agreement, the Company and UBS acknowledged that the Repurchase Agreement, and the transactions contemplated thereby, were terminated and of no further force and effect and that the Company and UBS released and discharged each other from all of their respective obligations or liabilities under the Repurchase Agreement.

The foregoing description is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 which the Company intends to file in May 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis Title: Chief Financial Officer

Date: March 3, 2009